HEIN

Hein & Associates LLP
1999 Broadway
Suite 4000
Denver, Colorado 80202

www.heincpa.com
p 303.298.9600
f 303.298.8118

June 4, 2013

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read iSatori, Inc.'s statements included under Item 4.01 of its Form 8-K filed on June 4, 2013 and we agree with such statements concerning our firm, except that we have no basis to agree or disagree with the statement that the decision to terminate the relationship was approved by the Company's Board of Directors.

Hein + Associates LLP

Hein & Associates LLP